UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Vera Therapeutics, Inc.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Dear Stockholder:

This proxy statement supplement, dated May 3, 2024 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Vera Therapeutics, Inc. a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on April 3, 2024 (the “Proxy Statement”), for the 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on Wednesday, May 15, 2024.

Amendment and Restatement of Non-Employee Director Compensation Policy

The Company maintains a non-employee director compensation policy (the “Policy”). On May 2, 2024, the Company’s board of directors approved changes to the non-employee director compensation program to reduce the size of equity awards granted to Non-Employee Directors (as defined in the Proxy Statement) pursuant to the policy.

The amended Policy provides for the equity compensation set forth below. Capitalized terms used below not otherwise defined shall have the meanings given to them in the Policy.

1.

Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase the lesser of (i) 25,000 shares (instead of 40,000 shares) (as adjusted for stock splits, combinations and the like) of the Company’s common stock and (ii) the maximum number of shares of our common stock that would result in the option having a grant-date fair value of not more than $700,000 (the “Initial Grant”).

2.

Annual Grant: On the date of each annual stockholders meeting of the Company, each Eligible Director who continues to serve as a member of the Board through and following such stockholders meeting (and who joined the Board no later than February 28 of the year in which the stockholders meeting is held) will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase the lesser of (i) 14,000 shares (instead of 20,000 shares) (as adjusted for stock splits, combinations and the like) of the Company’s common stock and (ii) the maximum number of shares of our common stock that would result in the option having a grant-date fair value of not more than $400,000 (the “Annual Grant”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.